UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 16, 2007

Remote Dynamics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-26140	51-0352879
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 Kas Drive, Suite 100, Richardson, Texas 75081
(Address of principal executive offices)

(972) 395-5579
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management, as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

We appointed Gary Hallgren as our Chief Executive Officer effective February 16, 2007.

Mr. Hallgren, age 38, served as Vice President, Technical Services of Presentation Products Inc., dba Spinitar, a systems integration company, from May 2005 to February 2007. Previously, Mr. Hallgren served as Chief Executive Officer (2002-2005) and Chief Operating Officer (2000-2002) of WirelessCar North America, Inc., a joint venture of Volvo, Ericsson and Brainheart Capital which provided wireless middleware and billing services to the telematics marketplace. Mr. Hallgren received his Bachelors degree in Engineering from University of Minnesota, Institute of Technology in 1991.

We have entered into an employment agreement with Mr. Hallgren with an initial term of two years. The employment agreement provides for a base salary of $165,000. If the employment agreement is terminated by us (other than for specified cause events), Mr. Hallgren will receive his full base salary for the lesser of (a) twelve months and (b) the remaining term of the agreement.(plus an additional six months if the termination occurs within 60 days of the occurrence of a change in control of the company).

Mr. Hallgren (together with other members of our senior management) will receive a quarterly bonus equal to 20% of our earnings before interest, taxes, depreciation and amortization (EBITDA Bonus Program). In addition, if we consummate certain corporate transactions in which the consideration received by our security holders exceeds $20 million, Mr. Hallgren (together with other members of our senior management) will receive a bonus equal to 10% of the aggregate transaction value exceeding $20 million (Corporate Transaction Bonus Program). Mr. Hallgren will determine the allocation of the bonuses among Mr. Hallgren and the other members of our senior management. Mr. Hallgren will receive a cash draw of $2,083.33 per month as an advance against payments under such bonuses.

We appointed Greg L. Jones to the position of Senior Vice President of Operations effective February 12, 2007.

Mr. Jones, age 41, served as Senior Director of Software Engineering for Aeris.net, a leading provider of wireless mobile to mobile solutions to the telematics industry, from October 2004 to February 2007. Previously, From 2000-2004, Mr. Jones served as Director of Technology and Development of WirelessCar North America, Inc., bringing to market wireless communications and billing solutions. Prior to WirelessCar, Mr. Jones served as Director of Internet Development at Liberty Enterprises, where he led a team that developed Liberty's hosted internet banking solution for credit unions.

We have entered into an employment agreement with Mr. Jones with an initial term of two years. The employment agreement provides for a base salary of $153,000. If the employment agreement is terminated by us (other than for specified cause events), Mr. Jones will receive his full base salary for the lesser of (a) six months and (b) the remaining term of the agreement.(plus an additional six months if the termination occurs within 60 days of the occurrence of a change in control of the company)..

Mr. Jones (together with other members of our senior management) will participate in an EBITDA Bonus Program and Corporate Transaction Bonus Program as the same may be established and maintained from time to time by us. Our Chief Executive Officer will determine the allocation of the bonuses among the members of our senior management. Mr. Jones will receive a cash draw of $1,000 per month as an advance against payments under such bonus programs.

Neil Read resigned as our Chief Financial Officer effective February 23, 2007.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement with Gary Hallgren dated February 16, 2007.

10.2	Employment Agreement with Greg Jones dated February 12 2007.

99.1	Press Release dated February 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2007	REMOTE DYNAMICS, INC.

	By:	/s/ Gary Hallgren
	Name:	Gary Hallgren
	Title:	Chief Executive Officer